Exhibit 5.1

December 16, 2020

Acamar Partners Acquisition Corp.
1450 Brickell Avenue, Suite 2130

Miami, Florida 33131

Ladies and Gentlemen:

We have acted as counsel to Acamar Partners Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 80,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Shares”), pursuant to that certain Agreement and Plan of Merger, dated October 21, 2020 (as amended by Amendment No. 1 thereto dated as of December 16, 2020, the “Merger Agreement”) by and among the Company, Acamar Partners Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Company (“Merger Sub”), and CarLotz, Inc., a Delaware corporation (“CarLotz”), providing for, among other things, and subject to the conditions therein, the combination of the Company and CarLotz pursuant to the proposed merger of Merger Sub with and into the CarLotz with CarLotz continuing as the surviving entity (the “Merger”).

We have examined the Registration Statement and each of (i) the Merger Agreement, (ii) the form of the Second Amended and Restated Certificate of Incorporation of the Company following consummation of the Merger and (iii) the form of the Amended and Restated Bylaws of the Company following consummation of the Merger, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and, when issued by the Company upon consummation of the Merger in accordance with the provisions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP